Exhibit 10.20
Great Western Land and Recreation, Inc.
7373 N. Scottsdale Road; Suite C-140
Scottsdale, AZ 85260
FAX: 480-949-6009
Phone: 480-949-6007
September 21, 2006
Final Draft
Mr. Dwight Brooks
Arizona Motion Picture Studio, LLC.
3120 West Carefree Highway; Suite 1-215
Phoenix, AZ 85086
Subject: Details of the Transaction whereby Great Western Invests $20 million Preferred Stock in Six Movies and the Wagon Bow Ranch, LLC.
Dear Dwight:
The purpose of this letter is to explain a recommended method of your drawing down the $20 million of Face Value Series G Preferred Stock. The Series G is the same as the Series F. There were not enough shares authorized for the full $20 million of Series F, so the Board of Directors authorized the issuance of sufficient convertible preferred stock as Series G. We received authorization from the Board of Directors for the Series G.
This document outlines the draw down of $20 million stated value Series G Preferred in two steps. $10 million is to be drawn down prior to September 30, and $10 million after September 30 but can be issued at your convenience after the first $10 million is assigned and employed for the Projects (See Note #1). A formula is outlined below to determine the “true” value of the face amount of the full $20 million of Series G convertible Preferred Stock. (“The Preferred Stock.”)
Since time is of the essence, I am suggesting that we immediately issue $10 million to Arizona Motion Picture Studio, LLC., (“Movie Studio”) as set forth below. Great Western Land and Recreation, Inc.(“ Great Western”) and Movie Studio will explore several methods of using this stock as collateral to borrow sufficient funds to get started on the production of the next couple of movies. Great Western will assist in the marketing /funding of the Preferred Stock. We should also mutually explore the possibility of doing a private placement as an alternate method of raising funds to develop the Ranch and to fund the movies.
We estimate the value of the Preferred Stock as follows: The Series G Convertible Preferred stock is probably not, on the open market, it’s stated or face value due to the recent drop in the selling price of the common stock. If the common were over $1.00 in value, as determined by the trading on the open market, we could possibly make an argument as to its value being close to the face value or “par.” However, an influence on the price is also improved after considering that some sort of significant amount of discount also greatly enhances the yield brought about by the escalating dividend. Thus the dividend, or yield, provides price support and establishes a suggested floor level. (Based upon yield and the time-value of money.) At the present time, the underlying common stock price into which the Series G Preferred is convertible, should be a factor that assists in determining the value of the Series G convertible stock. Currently we are willing to concede that the price of the Series G is “worth” twenty five cents-on-the-dollar while the common stock price is in the $.25 per share to $.39 per share range. The possible conversion value depends on and will be fixed by the amount a regulated or non-regulated institution or private investor determines on the open market. Unless the average stock price is greater than $.40 per share or less than $.25 per share on the three working days prior to the closing of this transaction, the first $10 million of preferred will be transferred with the suggested value of 25% of the stated value, $2.5 million. Thus we agree we will arrive at a concrete value with no commitment to the value until the preferred stock is presented and accepted in a proper market.
At closing, which shall be no later than September 29, 2006, Great Western will deliver to Movie Studio the $10 million in Series G convertible preferred certificates which Movie Studio will hold in trust until said shares are distributed to three movie production companies as agreed hereafter. The appropriate disclaimers and the appropriate investment letter will have been prepared ahead of the actual closing date. In return, Movie Studio will cause the creation of three newly formed companies to produce the contemplated three movies. The $10 million in stock as stated above will be divided equally (or on some basis mutually agreed upon by Movie Studio and Great Western) in the three movie production companies which will be formed strictly for the production of three movies as contemplated originally. (See Note #3.) Great Western’s investment in the three movie production companies will be approximately $3.34 million in stated value stock and a to be determined value for each movie production. Great Western will have no investment, ownership, or any other interest whatsoever in Movie Studio.
With the mutual agreement of Movie Studio and Great Western regarding the method of “turning into cash” the $10 million of preferred stock, it may require a process such as pledging the stock for a loan, or as a private placement, or converting the stock into common stock and selling it in the open market. Great Western’s interest (as defined hereafter) in the three companies in which the stock investment will be made will depend on the ultimate value of the underlying common stock of Great Western and the conversion value fixed by presenting the stock to a regulated or non regulated institution or private investor. Great Western’s interest in each of the three movie production companies shall be 40% of the net profit generated by each of the companies as defined in Exhibit A attached hereto, less all costs of financing each movie’s production. The ultimate percentage of Great Western’s share in the net profits of each company will be determined by such factors as total funds required, funding by third party investors, and the ultimate proceeds of the preferred stock allocated to each of the three movie companies. Much of this will depend on the feasibility studies and the ultimate budget structure of each picture’s production. The final determination of each of the variables as listed above for each production company will be determined on the day final production funding closes for that company.
1. Great Western will conduct due diligence as needed to satisfy the conditions that the Preferred Stock investment is not in jeopardy, and the investment into the first three limited liability companies producing the movies will be invested prudently. Great Western will have the right of participating in the decision-making process regarding purchases of major equipment, goods and services by having one representative as a member of each production company’s board of directors.
2. At closing Great Western will deliver all the $10,000,000 stated value Series G preferred stock certificates (“the Stock”) to Movie Studios as stated above. Brooks will deliver to Great Western the terms and conditions of the investment in Brooks’ three movies.

3. Brooks will initially deposit the Preferred Stock into a special corporate account of Movie Studio, which Movie Studio will hold in trust for the sole purpose of being used as a currency for the funding of three pictures to be produced by Brooks. However, should there not be sufficient funds to adequately produce three movies and or the fair market value of the Series G Preferred is below $500,000, Great Western has the option of providing additional cash, or additional stock (common or preferred) or receiving a lesser percentage of the equity in each of the movies. Much of the funding of each of the movies will depend on the ultimate budget to produce the movies. This could result in the dilution of Great Western’s interest in some of the companies.
Budget Process and Controls:
Movie Studio will develop a budget for the production of each of the three contemplated movies. Assuming that each movie is done in a series (one at a time), the first three will confirm that the process is working, there will be profit, the budgeting is accurate and the product is marketable.
After the first three movies (and their respective companies formed to produce the movies) are complete, then Great Western has the obligation to deliver, on a timely basis, the balance of the Preferred Stock which is $10 million stated value for the production of three more movies. This second draw will complete the obligation of Great Western and the ultimate value will depend on two factors:
1. The price of the common stock at the time of request of the draw of the $10 million; and
2. The price an outside third party will pay for the stock.
By the time the second “draw” of the stock is made by Movie Studio, the price of the stock may very well be considerably higher, with a stated value of $10,000,000 and a to be determined market value, considering what a third party will pay for the stock and the price of Great Western’s common stock at the time of issue.
Movie Production, Story, and Direction:
1. Direction of the three movies is to be the responsibility of Brooks, and Brooks will have full literary and creative license. Anticipated, but not all inclusive nor required will be the following movies: The Nat King Cole Story, The Saga of Black Bart, and possibly the Teddy Roosevelt Story. Brooks has the authority to change, substitute, or negotiate a different producer, director, movies that will be produced, or schedule of production(s), but the general theme is both biographical and “Western.”
2. Brooks shall retain the flexibility and authority to form separate limited liability companies for each film; to develop the budgets and production cost schedules for each film; to hire the talent he sees fit for each of the films and to hire the supporting cast, stage hands, workers, distributors, delivery schedules and services necessary to produce each of the six films.
3. The investment participation (share of net profits in each production) will be negotiated between Brooks and Great Western for each of the film limited liability companies as the budget is developed, subject to the terms stated above. Great Western’s share of the net profits will depend on the budget, the currency value of the Stock, and the costs of financing each production. Great Western will have a representative on each production company’s board of directors and on the separate development company regarding the development of facilities on Wagon Bow Ranch.

4. Brooks recognizes that Great Western is a public company, and as such Great Western needs accurate and timely reporting (at least on a quarterly basis). Great Western is a SEC reporting company with 7,400 stockholders and about 22 million shares outstanding.
5. The Wagon Bow Ranch. The intention of the six single purpose limited liability companies which are to be funded by the Great Western stocks delivered to Movie Studios is to independently have risk limited. In addition, one limited liability company is to be devoted to improving the over-all appeal of the Town of Trout Creek and to build facilities as noted below in Note #2. Therefore, both Movie Studios and Great Western agree the objective of this agreement is to have a portion of any funding allocated to certain structures and systems on the mutually decided upon areas of the Wagon Bow Ranch. The funds devoted to the Ranch and its development will depend on the amount determined in the market by an institution or private investor.

/s/ Jay N. Torok
Jay N. Torok, Chairman of the Board

Agreed:

Dwight Brooks	Date:	9/21/06

Dwight Brooks, CEO/Executive Producer of Arizona Motion Picture Studio, LLC.

Footnotes:
Note #:1. The “Projects” for which the $20 million of convertible Preferred is to be used consists of seven limited liability companies, all single asset entities, which will be six movies to be produced, and the Wagon Bow Ranch.
Note #2: The Wagon Bow project is to be investments, acquisition, and development of certain facilities necessary to assist in the construction of the Town of Trout Creek and the planned facilities for the movie set. The movie set is to basically reflect a Western town reminiscent of the West in the 1880’s to 1900. This can include movie sets, hotels, trailers, food facilities, hospital dispensary, corrals, recreational facilities, roads, lighting, housing, fire protection facilities, sanitary systems and infrastructure. Brooks will have a proportionate interest in these facilities through the formation of a limited liability company and his proportionate interest will reflect the investment by him and Arizona Motion Picture Studio, LLC. As a general guideline, it is suggested that Mr. Brooks and/or Movie Studio have 51% or more of the equity ownership in the limited liability company that is constructing these facilities at the Wagon Bow Ranch (unless there is agreement between the parties that the percentages should be changed.)

EXIHIBIT “A”
     As used in this agreement and in all other usages of the terms “net profits” in connection with the motion picture to which this agreement relates (sometimes herein referred to as the “motion picture” or the “picture” or the “photoplay”), the term “net profits” means:
     All gross receipts of the sale, rental, license or other use of the motion picture, without limitation, including royalties or license fees, if any, paid for the right to distribute the sound track of said motion picture or any portion thereof as a phonograph record, album, audio tape, or CD separate from the filmed portion of said motion picture, less the following deductions:
1.	All costs of distribution of said motion picture, of every kind and character, without limitation, including, but not by way of limitation, all costs of prints and replacement prints, advertising, cartage, storage, exploitation and promotion, distribution fees, taxes (but not taxes measured by the net income of the Owner), licenses, censorship, editing, re-editing, re-cutting, dubbing, re-dubbing, sound tracks, master discs, tapes, records, CD’s, laboratory work, titles, procuring copyrights, making changes in the photoplay, making dupe negatives, re-dubbed tracks, foreign versions, dues to the Motion Picture Producers and Distributors of America, Inc. on account of the photoplay, and all costs of collection, including attorney’s fees and Court costs where applicable, costs of defense of claims against the photoplay and the Owner, the worldwide distribution licensee, the production thereof, exchanges of currency and duties; and
2.	All costs of production of said motion picture, including pre-production and post-production thereof, including, but not by way of limitation, finance charges, the cost of acquisition of literary rights and clearances thereof, all salaries, fees or other remuneration of cast, crew and all other personnel involved therein, including fringe benefits and taxes attributable thereto, and including payments made under the contracts to which this exhibit is appended; all costs of material, facilities, and services incurred in connection therewith, whether by purchase, rental or other means of acquisition, and including, but not limited to, studio and office space, utilities, facilities, material, equipment, and personnel, cutting rooms and equipment, cameras, film, lights, props, sets, mobile units, sound equipment and facilities, legal, accounting and audit fees, publicity, travel, meals and lodging, whether paid direct or by per diem or other reimbursement; and all other expenses, costs or charges customarily included in production costs of a motion picture in accordance with standard accounting practices of the motion picture industry in the vicinity of Hollywood, California.

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